SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Xcel Energy Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 2, 2002

To:  Xcel Energy Inc. Shareholders

Re:  April 18 Annual Meeting of Shareholders

Dear Shareholder:

      On March 15, 2002, we mailed to you our annual report, notice of annual meeting, proxy statement and proxy card relating to our annual shareholders meeting to be held on April 18, 2002. In our proxy statement, we indicated that we had selected Arthur Andersen LLP as our independent auditors for 2002.

      Since the finalization and mailing of our proxy statement, there have been significant developments regarding Arthur Andersen. In light of these developments, the audit committee recommended, and the board of directors approved, replacing Arthur Andersen as our independent auditors. On March 29, 2002, we announced that we had selected Deloitte & Touche LLP as our new independent auditors for 2002.

      As required, we also have notified the Securities and Exchange Commission of our decision, including that there have been no disagreements with Arthur Andersen on any matter of accounting principles or practices, disclosure or auditing scope. Also, there have been no events that are reportable under the SEC’s rules. Finally, for the last two years Arthur Andersen’s reports on our financial statements did not contain an adverse opinion or a disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principles.

      Representatives of Arthur Andersen are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

      On behalf of your board of directors, management and employees, we sincerely appreciate your continued support.

Cordially,

Wayne H. Brunetti